                                                      EXHIBIT 10(q)
                                 AMENDMENT


      Amendment effective as of August 31, 1993 to the Change in Control Agreement made as of January 1, 1992 between Alek Diaz Vargas (the "Employee") and Stanhome Inc., a Massachusetts corporation (the "Company") (which is hereinafter referred to as the "Agreement").

      Whereas, the Company has recently asked Diaz to resign his post as President and Chief Executive Officer of the Company in order to devote his full time and efforts as President and Chief Executive Officer of the Company's Worldwide Direct Selling Group;

      Whereas, the Company and the Employee are, simultaneously with the execution of this Agreement, entering into an Employment Agreement providing, inter alia, for certain compensation to be paid to Employee upon the termination of said Employment Agreement.

      Now, therefore, in consideration of the premises and of the mutual undertakings set forth below, the parties agree as follows:

      1. Paragraph 1(a) of the Agreement is amended to add (at the end thereof) the following sentence:

          The amounts payable hereunder will be reduced by the present value of any amounts payable to Employee under the Employment Agreement between Employee and Company dated August 31, 1993 (the "Employment Agreement"), with respect to any period following Employee's termination of employment, unless Employee executes a release in form acceptable to Company counsel releasing the Company from all liability under the Employment Agreement.

      2. Paragraph 12 of the Agreement is amended to delete the phrase "or written employment contract between the Employee and the Company" from the 9th and 10th line thereof so that after such amendment it shall read as follows:

          "Other Compensation.    The lump sum severance benefit payable
pursuant to this Agreement shall be in addition to and not in substitution for any amounts of compensation accrued in favor of the Employee up to the date of termination, including a pro-rated portion of any incentive compensation to which he is entitled, based upon the number of days of employment during such year prior to such termination date, and shall also be in addition to and not in substitution for any amount or benefit to which the Employee may otherwise be entitled under any insurance policy, profit sharing plan, stock option plan, or any regular or supplemental retirement plan or contract maintained by the Company on the Employee's behalf.

          Notwithstanding the foregoing, the benefits payable hereunder shall be in substitution for any account or benefit to which the Employee may otherwise be entitled under (i) the Company's regular severance policy; or (ii) any other severance agreement between the Employee and the Company."

      3. Except as specifically set forth herein, all of the terms and conditions of the Agreement shall remain in full force and effect.


      IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized officer of the Company and by the Employee as of the date set forth above.

                                    STANHOME INC.


                              By:    /s/ H. L. Tower
                                    H. L. Tower


                                     /s/ Alek Diaz Vargas
                                    Alek Diaz Vargas